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                                                                      Exhibit 12

                            CONSUMERS ENERGY COMPANY

                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)

                                              Nine Months                    Years Ended December 31 -
                                                Ended
                                             September 30-
                                                 2004         2003         2002         2001         2000         1999
                                                                            (c)          (b)
Earnings as defined (a)
Consolidated net income                         $   175      $   196      $   363      $   199      $   284      $   340
Income taxes                                         91          137          180           97          137          172
Exclude equity basis subsidiaries (e)                (1)         (42)         (53)         (38)         (57)         (50)
Include equity basis dividends received (e)           -           45           15            8           10           10
Fixed charges as defined, adjusted to
exclude capitalized interest of $3, $9,
$12, $6, $2, and $5 for the nine months
ended September 30, 2004 and the years
ended December 31, 2003, 2002, 2001,
2000, and 1999, respectively                        259          252          178          197          194          192
                                                -------      -------      -------      -------      -------      -------
Earnings as defined                             $   524      $   588      $   683      $   463      $   568      $   664
                                                =======      =======      =======      =======      =======      =======
Fixed charges as defined (a)
Interest on long-term debt (d)                  $   248      $   241      $   153      $   151      $   141      $   140
Estimated interest portion of lease
rental                                                5            7           10           11           11           11
Other interest charges                               11           13           27           41           44           41
                                                -------      -------      -------      -------      -------      -------
Fixed charges as defined                        $   264      $   261      $   190      $   203      $   196      $   192
                                                =======      =======      =======      =======      =======      =======
Ratio of earnings to fixed charges                 1.98         2.25         3.59         2.28         2.90         3.46
                                                =======      =======      =======      =======      =======      =======

NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) Excludes a cumulative effect of change-in-accounting after-tax loss of $11 million; if included, ratio would be 1.81.

(c) Excludes a cumulative effect of change-in-accounting after-tax gain of $18 million; if included, ratio would be unchanged, since the change-in-accounting resulted from the equity-based subsidiary MCV Partnership. The total net incomes of equity-based subsidiaries are excluded from determining earnings as defined.

(d) We determined that we do not hold the controlling interest in our trust preferred security structures. Accordingly, those securities have been deconsolidated as of December 31, 2003. Therefore, our trust preferred securities that were previously included in mezzanine equity, have been eliminated due to deconsolidation and are reflected in Long-term debt - related parties.

(e) The MCV Partnership and the FMLP are variable interest entities and Consumers was determined to be the primary beneficiary. Therefore, these entities are no longer equity method subsidiaries and we have consolidated the MCV Partnership and the FMLP into our consolidated financial statements for the first time as of and for the quarter ended March 31, 2004.